EXHIBIT 10.8

December 5, 2014

Richard P. Batycky
Acorda Therapeutics Chelsea
190 Everett Avenue
Chelsea, MA  02150

Dear Rick:

I am pleased to confirm our offer of employment to you as Chief Technology Officer and Site Head of Acorda Therapeutics, Inc. (“Acorda” or the “Company”) reporting to me.  Your employment terms, if accepted, are effective as of the close of Acorda Therapeutics, Inc.’s acquisition of Civitas Therapeutics, Inc. (“Civitas”) on October 22, 2014 (which I refer to in this letter as the “closing date”).  For clarity, although in this new role you are continuing to have responsibilities relating to Civitas as the Company’s wholly-owned subsidiary, with effect from the closing date your employment with Civitas terminated and you became a Company employee.

The terms of the offer are as follows:

1.	The salary is $375,000 per annum, payable semi-monthly on the 15th and the last business day of the month. The semi-monthly rate is $15,625.00.

2.	Your start date was the closing date .

3.	You will be eligible to participate in Acorda’s benefit plans.

4.	You will also be eligible to participate in the Company’s 401(k) plan and Flexible Spending Accounts as of the closing date.

5.
For the remainder of 2014 commencing from the closing date, you will be eligible for 34 days of paid time off (PTO), plus all Company holidays, including 2 floating holidays.  Should you not use all of your remaining PTO for 2014, you will be eligible to roll-over up to 15 days of unused PTO into 2015.

For 2015, you will be eligible for an additional 19 days of PTO, all Company-paid holidays, including the week the Company is closed between Christmas and New Year’s, and 2 floating holidays.

6.
You have received a base grant of 100,000 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  These awards were granted in two tranches and the grant dates were the dates we received Board approval for each tranche (October 22, 2014 in regards to the first tranche of 26,750 options and October 29, 2014 in regards to the second tranche of 73,250 options).  The strike price for each tranche was determined based on the market price of the stock at the close of business on the dates of grant.

7.
In addition, you were granted 25,000 shares of restricted stock of Acorda common stock, vesting annually over a four-year period as follows:  1/4 of the grant will vest on October 22, 2015, 1/4 on October 22, 2016, 1/4 on October 22, 2017, and 1/4 on October 22, 2018.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.

8.
In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a merit increase and a cash bonus, and a pro-rated equity grant.   Effective on the closing date, your Annual Cash Bonus Program target is 50% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.  Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors. From January through October, 2014, your bonus will be calculated on your Civitas target, and for the remaining amount of the year on your new Acorda target.

9.
The Company is also offering you a retention incentive.  The term of your retention period will be deemed to have begun on November 7, 2014, the date of approval, and end three (3) years later, unless terminated before that.  You will receive 22,000  shares of restricted stock of Company common stock, vesting annually over a three-year period as follows:  20% of the grant will vest on November 7, 2015, 30% on November 7, 2016, and 50% on November 7, 2017.  Restricted shares are subject to the additional terms and conditions of the Company restricted stock agreement approved by the Board, which would be issued to you upon grant of the restricted shares. If, before the end of your retention period, the Company terminates your employment for any reason, or if you resign from the Company, you will not receive any further vesting of restricted stock after that point.

10.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period and you are an employee at will.  This letter constitutes the understanding between us with respect to your employment with the Company with effect from the closing date, and replaces and supersedes any previous understandings or arrangements between us regarding your employment with the Company.  However, for clarity, this letter does not in any way replace or supersede your Employment Agreement entered into with Civitas originally dated December 27, 2010, as amended by that certain First Amendment to Executive Employment Agreement, dated June 27, 2013 and as further amended by that certain Second Amendment to Executive Employment Agreement dated June 30,

2014 (collectively, your “Employment Agreement”), which remains in full force and effect following the closing date and as of the date hereof.  Except as expressly provided in this letter, the Employment Agreement is not amended in any manner, and for clarity the Company (on its behalf and on behalf of Civitas) acknowledge that your acceptance of employment with the Company due to the Company’s acquisition of Civitas does not constitute a waiver in any respect of your rights under your Employment Agreement.  Going forward, should your employment with the Company end, that event will be treated as an end to your Civitas employment for purposes of determining your rights under your Employment Agreement, and the Company will cause Civitas to comply with its obligations to you under your Employment Agreement.

Rick, I am delighted to deliver this letter to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.

Sincerely,

/s/ Ron Cohen

Ron Cohen
President & CEO

CC:           Denise J. Duca, Senior Vice President – Human Resources

Accepted:

/s/ Rick Batycky                                                                             December 5, 2014
Signature                                                                                        Date